EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of
SMTP, Inc.

We consent to the incorporation by reference in this 8-K/A filing of SMTP, Inc. of our report dated December 22, 2014 on the audited combined balance sheets of Quattro Hosting, LLC and affiliated companies as of December 31, 2013 and December 31, 2012, and the related combined statements of operations, combined members' equity and combined cash flows for the year then ended, which report is incorporated as Exhibit 99. 1 in this Current Report on Form 8- K/A of SMTP, Inc.

Geneva, Switzerland

December 24, 2014

BAKER TILLY SPIESS SA

David Bueche

Licensed audit expert